Exhibit 1.2

THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE U.S. SECURITIES ACT.

CONVERTIBLE UNSECURED PROMISSORY NOTE

$1,500,000	December 6th, 2019

For value received, SemiLEDs Corporation, a Delaware corporation (the “Company”), promises to pay to J. R. Simplot Company, a Nevada corporation (the “Holder”), the principal sum of One Million Five Hundred Thousand Dollars ($1,500,000) together with interest thereon from the date of this Note until the first to occur of the date (i) on which payment of this Note is made in full or (ii) the Note is converted in accordance with Section 2 below.  Interest shall accrue at a rate of three and one half percent (3.5%) per annum, simple interest, computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as applicable. Unless earlier prepaid, repaid or converted into shares of common stock of the Company (“Common Stock”) pursuant to Section 2 below, the principal and accrued interest shall be due and payable by the Company on demand by the Holder on and at any time after May 30, 2021 (the “Maturity Date”).  Upon notification to the Company by the Holder of the occurrence of an Event of Default, and for so long as such Event of Default is not cured or waived by the Holder, then the Holder may declare the principal and interest of this Note to be immediately due and payable and exercise all rights and remedies provided under applicable law to enforce payment by the Company of all amounts outstanding under this Note.

1.Payment.  All payments shall be made in lawful money of the United States of America at the principal office of the Holder, or at such other place as the holder hereof may from time to time designate in writing to the Company.  Payment shall be credited first to accrued interest due and payable and then any remainder applied to principal.  Prepayment of principal, together with accrued interest thereon, may be made at any time with prior written notice to the Holder without premium or penalty.  The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

2.Conversion of the Note.  Unless earlier prepaid or repaid, the outstanding principal and unpaid accrued interest of this Note may be converted at the option of the Holder into Common Stock at any time from the date of the issuance of this Note through and including the Maturity Date.  Notwithstanding the foregoing, accrued interest on this Note may be paid in cash at the option of the Company.  The number of shares of Common Stock to be issued upon such conversion shall be equal to the quotient obtained by dividing the outstanding principal and unpaid accrued interest on the Note on the date of conversion by Three Dollars ($3.00) per share (the “Conversion Price”).  If the Holder elects to convert the Note into Common Stock at any time, the Holder shall inform the Company of its election at least five (5) business days prior to the proposed conversion date.  As promptly as practicable after the conversion of this Note, the Company at its expense shall issue and deliver to the Holder, upon surrender of this Note, a certificate or certificates for the number of shares of Common Stock issuable upon such conversion.

3.Reservation of Stock.   If the number of shares of the Common Stock of the Company issuable upon the conversion of this Note shall not be sufficient to effect the conversion of this Note, then the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock of the Company issuable upon the conversion of this Note as shall be sufficient for such purpose.  The Company shall take such actions as may be necessary to list for trading on the NASDAQ Stock Market upon their issuance all shares of Common Stock issued upon conversion of this Note.

4.Successors and Assigns.  This Note applies to, inures to the benefit of, and binds the successors and assigns of the parties hereto; provided, however, that the Company may not assign its obligations under this Note without the written consent of the Holder.  The Holder may assign this Note at any time by providing notice to the Company; provided, however, that the Company’s consent to such assignment will be required as long as no Event of Default has occurred and is continuing and such consent will not be unreasonably withheld or delayed.  Any transfer of this Note may be effected by surrender of this Note to the Company and reissuance of a new note to the transferee.  The Holder and any subsequent holder of this Note receives this Note subject to the foregoing terms and conditions, and agrees to comply with the foregoing terms and conditions for the benefit of the Company.

5.Events of Default.  The occurrence of any one or more of the following events with respect to the Company constitutes an “Event of Default” hereunder:

(a)Any representation, warranty or certification made by or on behalf of the Company in any certificate, writing or other document delivered pursuant hereto shall prove to have been incorrect when made;

(b)The Company fails to pay the principal of this Note when due, whether at maturity or at a date fixed by acceleration or otherwise, and fails to cure such breach within ten (10) days after such payment was due;

(c)The entry of any judgment or order against the Company that could reasonably be expected to have a material adverse effect on the businesses or operations of the Company, taken as a whole, which remains unsatisfied or undischarged and in effect for thirty (30) days after such entry without a stay of enforcement or execution;

(d)The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself, (ii) make a general assignment for the benefit of its creditors, (iii) be dissolved or liquidated, (iv) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, (v) become unable, admit in writing its inability, or fail generally to pay its debts as they become due, or (vi) take any action for the purpose of effecting any of the foregoing;

(e)Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement, or an order or decree approving or ordering any of the foregoing shall be entered; or

(f)The Company shall assert in writing that any material provisions of this Note are void or unenforceable.

6.Certain Adjustments. The provisions of this Section 6 shall apply to adjust the Conversion Price as set forth in Section 2 above.

(a)Stock Dividends, Subdivision, Combination or Reclassification of Common Stock.  If at any time from and after the date of the issuance of this Note through the date of conversion of this Note in accordance with Section 2 (the “Conversion Date”), the Company shall (i) pay a dividend on the Common Stock in shares of its capital stock, (ii) combine its outstanding shares of Common Stock into a smaller number of shares, (iii) subdivide its outstanding shares of Common Stock as the case may be, or (iv) issue by reclassification of its shares of Common Stock any shares of capital stock of the Company, then, on the record date for such dividend or the effective date of such subdivision or split-up, combination or reclassification, as the case may be, the number and kind of shares to be delivered upon conversion of this Note will be adjusted so that the Holder will be entitled to receive the number and kind of shares of capital stock that Holder would have owned or been entitled to receive upon or by reason of such event had this Note been converted immediately prior thereto, and the Conversion Price will be adjusted as provided below in paragraph (d).

(b)Extraordinary Distributions. If at any time from and after the date of issuance of this Note through the Conversion Date, the Company shall distribute to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing or surviving corporation and Common Stock is not changed or exchanged) cash, evidences of indebtedness, securities or other assets (excluding dividends payable in shares of capital stock for which adjustment is made under paragraph (a) above), or rights, options or warrants to subscribe for or purchase securities of the Company, then in each such case the number of shares of Common Stock to be delivered to Holder upon conversion of this Note shall be increased so that the Holder thereafter shall be entitled to receive the number of shares of Common Stock determined by multiplying the number of shares such Holder would have been entitled to receive immediately before such record date by a fraction, the denominator of which shall be the Conversion Price on such record date minus the then fair market value (as reasonably determined by the Board of Directors of the Company in good faith) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such rights, options or warrants applicable to one share of the Common Stock (provided that such denominator shall in no event be less than $.01) and the numerator of which shall be the Conversion Price.

(c)Reorganization, etc.  If at any time from and after the date of issuance of this Note through the Conversion Date, any consolidation of the Company with or merger of the Company with or into any other person (other than a merger or consolidation in which the Company is the surviving or continuing corporation and which does not result in any reclassification of, or change (other than a change in par value or from par value to no par value or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of non-voting Common Stock) or any sale, lease or other transfer of all or substantially all of the assets of the Company to any other person (each, a “Reorganization Event”), shall be effected in such a way that the holders of the Common Stock shall be entitled to receive cash, stock, other securities or assets (whether such cash, stock, other securities or assets are issued or distributed by the Company or another person) with respect to or in exchange for the Common Stock, then this Note shall automatically become convertible only for the kind and amount of cash, stock, other securities or assets receivable upon such Reorganization Event by a holder of the number of shares of the Common Stock that such holder would have been entitled to receive upon conversion of this Note had this Note been converted immediately before such Reorganization Event, subject to adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6. The Company shall not enter into any of the transactions referred to in this paragraph (c) unless effective provision shall be made so as to give effect to the provisions set forth in this paragraph (c).

(d)Conversion Price Adjustment.  Whenever the number of shares of Common Stock issuable upon the conversion of the Note is adjusted as provided pursuant to this Section 6, the Conversion Price shall be adjusted by multiplying such Conversion Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of shares of Common Stock issuable upon the conversion of this Note immediately prior to such adjustment, and of which the denominator shall be the number of shares of Common Stock issuable upon the conversion of this Note immediately thereafter; provided, however, that the Conversion Price shall in no event be less than the par value of a share of such Common Stock.

(e)Notice of Adjustment.  Whenever the number of shares of Common Stock issuable upon the conversion of this Note or the Conversion Price is adjusted as herein provided, the Company shall promptly mail by first class mail, postage prepaid, to the Holder, notice of such adjustment or adjustments setting forth the number of shares of Common Stock issuable upon the conversion of this Note and the Conversion Price after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.

7.Governing Law.  This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

8.Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery, upon three (3) business days after deposit with the United States Post Office, by registered or certified mail, return receipt requested, postage prepaid, one (1) business day after deposit with a nationally recognized air courier, upon receipt of confirmation with regard to delivery by facsimile or upon twelve (12) hours after delivery by electronic mail and addressed: (i) if to the Holder, to 1099 W. Front Street,

Boise, Idaho 83702, or at such other address, facsimile number or electronic mail address as the Holder shall have furnished to the Company in writing, or (ii) if to the Company, at its current address or at such other address, facsimile number or electronic mail address as the Company shall have furnished to the Holder in writing.

9.Amendments and Waivers.  Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 9 shall be binding upon the Holder and the Company.

10.Stockholders, Officers and Directors Not Liable.  In no event shall any stockholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

11.Lost Documents.  Upon receipt by the Company of evidence and indemnity satisfactory to it of the loss, theft, destruction or mutilation of, and upon surrender and cancellation of this Note, if mutilated, the Company will make and deliver in lieu of this Note a new note of the same series and of like tenor and unpaid principal amount and dated as of the date to which interest, if any, has been paid on the unpaid principal amount of this Note.

12.Remedies.  No remedy herein conferred upon the Holder is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every right or other remedy now or hereafter existing at law or in equity or by statute or otherwise.

13.Severability.  Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Note shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Note, or the validity or effectiveness of such provision in any other jurisdiction

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IN WITNESS WHEREOF, the undersigned has executed this Convertible Unsecured Promissory Note as of the date first written above.

SEMILEDS CORPORATION

By:	/s/Trung Doan
(Signature)

Name:	Trung Tri Doan
Title:	CEO